*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.


                                                                    EXHIBIT 10.1

Medtronic Physio-Control Corp.
11811 Willows Road NE
P.O. Box 97006
Redmond, WA 98073-9706
www.physiocontrol.com
www.medtronic.com


April 2, 2001


HAND DELIVERED

Michael Singer, Executive Vice President and CFO
Data Critical Corporation
19820 North Creek Parkway, Suite 100
Bothell, WA 98011

Dear Michael:

We continue to be excited about the future of our relationship with you. This letter outlines the terms to enhance our relationship and to provide the opportunity for both parties to mutually enhance each other's businesses.

 .    MPC is highly interested in working with DCCA and VitalCom, following
     DCCA's acquisition of VitalCom, on a good faith basis to explore the possibility of developing synergistic products between and among DCCA/VitalCom/MPC. DCCA and MPC will devote appropriate resources (as determined by each of DCCA and MPC in their sole respective discretion) at their respective costs toward this effort.
 .    MPC will have the exclusive right to distribute DCCA's Boomerang Product for a period of one year after the release of the Product by DCCA. The Boomerang Product will constitute a "Product" within the definition of "Product" under our existing Distribution Agreement. Pricing for the Boomerang Product is attached as Schedule A.
 .    MPC will have the right to sell the new Boomerang Upgrade to current
     StatView customers (those customers who received StatView product prior to January 1, 2001) on an exclusive basis for a period of one year after the release of the Product by DCCA. The new Boomerang Upgrade will constitute a "Product" under our existing Distribution Agreement. Pricing for the Boomerang Upgrade is attached as Schedule A.
 .    DCCA will offer MPC ECG Stat on a non-exclusive basis on terms to be negotiated in good faith. We confirm that the NRE costs will be waived. The ECG Stat will constitute a "Product" within the definition of "Product" under our existing Distribution Agreement.
 .    MPC will purchase DCCA's uninstalled backlog at a transfer price equal to
     [*] beginning April 1, 2001. A schedule of the uninstalled backlog is attached as Schedule B. MPC will install the uninstalled backlog at our expense. MPC will be responsible for all future sales commissions and those costs associated with the installation and training of this backlog. Payments on the transfer price will be net 30 days from the time of shipment by DCCA to MPC or to our customer. We acknowledge that you have down payments from certain of the customers. We will net these down payments against our payments to you.

All other terms and conditions of the Distribution Agreement will remain in full force and effect.

Sincerely,
MEDTRONIC PHYSIO CONTROL CORP.

/s/ David W. Shelton

David W. Shelton
Executive Vice President



Accepted and Agreed to:
DATA CRITICAL CORPORATION

By:  /s/ Michael E. Singer
     Michael E. Singer
     Executive Vice President, Corporate Development

cf:  Richard Martin, Howard Baker, David Nordin
     Richard Earnest, Brad Harlow, Bob May
     Paul Nicholson

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